As filed with the U.S. Securities and Exchange Commission on February 13, 2026

Registration No. 333-259306

Registration No. 333-211023

Registration No. 333-143900

Registration No. 333-118335

Registration No. 333-97175

Registration No. 333-10679

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-259306

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-211023

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-143900

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-118335

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-97175

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-10679

UNDER

THE SECURITIES ACT OF 1933

OLYMPIC STEEL, INC.

(Exact Name of Registrant as Specified in its Charter)

Ohio	34-1245650
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

22901 Millcreek Boulevard, Suite 650 Highland Hills, Ohio	44122
(Address of Principal Executive Offices)	(Zip Code)

Amended and Restated Olympic Steel, Inc. 2007 Omnibus Incentive Plan

(f/k/a Olympic Steel, Inc. 2007 Omnibus Incentive Plan)

Olympic Steel, Inc. Stock Option Plan

Olympic Steel, Inc. Employee Stock Purchase Plan

(Full title of the plan)

Richard T. Marabito, Chief Executive Officer

Olympic Steel, Inc.

22901 Millcreek Boulevard, Suite 650

Highland Hills, Ohio 44122

(216) 292-3800

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Christopher M. Kelly, Esq.

Michael J. Solecki, Esq.

Jones Day

901 Lakeside Avenue

Cleveland, Ohio 44114

(216) 586-3939

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

TERMINATION OF REGISTRATION

This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) filed by Olympic Steel, Inc., an Ohio corporation (the “Company”), with the Securities and Exchange Commission:

•

Registration No.  333-259306, filed on September 3, 2021, registering 400,000 shares of common stock under the Amended and Restated Olympic Steel, Inc. 2007 Omnibus Incentive Plan (f/k/a Olympic Steel, Inc. 2007 Omnibus Incentive Plan).

•

Registration No. 333-211023, filed on April 29, 2016, registering 500,000 shares of common stock under the Amended and Restated Olympic Steel, Inc. 2007 Omnibus Incentive Plan (f/k/a Olympic Steel, Inc. 2007 Omnibus Incentive Plan).

•

Registration No. 333-143900, filed on June 20, 2007, registering 500,000 shares of common stock under the Amended and Restated Olympic Steel, Inc. 2007 Omnibus Incentive Plan (f/k/a Olympic Steel, Inc. 2007 Omnibus Incentive Plan).

•	Registration No. 333-118335, filed on August 18, 2004, registering 850,000 shares of common stock under the Olympic Steel, Inc. Stock Option Plan.

•	Registration No. 333-97175, filed on July 26, 2002, registering 1,000,000 shares of common stock under the Olympic Steel, Inc. Employee Stock Purchase Plan.

•	Registration No. 333-10679, filed on August 23, 1996, registering 450,000 shares of common stock under the Olympic Steel, Inc. Stock Option Plan.

Pursuant to the Agreement and Plan of Merger, dated as of October 28, 2025 (the “Merger Agreement”), by and among the Company, Ryerson Holding Corporation, a Delaware corporation (“Parent”), and Crimson MS Corp., an Ohio corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and a direct wholly owned subsidiary of Parent. As a result of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of its securities pursuant to the Registration Statements and hereby removes and withdraws from registration all securities registered pursuant to the Registration Statements that remain unsold as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Highland Hills, State of Ohio, on this 13th day of February, 2026.

OLYMPIC STEEL, INC.
(Registrant)

By:	/s/ Richard A. Manson
Name:	Richard A. Manson
Title:	Chief Financial Officer

Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statements.